Exhibit d.i.d

AMENDMENT NUMBER 4 TO

INVESTMENT ADVISORY AGREEMENT

This Amendment Number 4 to Investment Advisory Agreement (the “Amendment”) amends that certain Investment Advisory Agreement dated July 29, 2016 (the “Advisory Agreement) by and between Lattice Strategies Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Lattice Strategies LLC, a Delaware limited liability company (the “Advisor”) and is effective as of September 11, 2019.

WHEREAS, the Trust and the Advisor entered into an amendment to the Advisory Agreement effective January 1, 2017;

WHEREAS, the Trust and the Advisor entered into a subsequent amendment to the Advisory Agreement effective April 24, 2017;

WHEREAS, the Trust and the Advisor entered into a subsequent amendment to the Advisory Agreement effective February 15, 2018; and

WHEREAS, the Trust and the Advisor desire to further amend the terms of Schedule A to the Advisory Agreement to reduce the advisory fee from 0.49% to 0.44%, effective September 11, 2019, for Hartford Multifactor Emerging Markets ETF, as approved by the Board of Trustees at the meeting held on August 7, 2019.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A as set forth in the attachment to this Amendment.

2.	Capitalized terms not otherwise defined in this Advisory Agreement have the meanings assigned to them in the Advisory Agreement.

3.	All other provisions of the Advisory Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date set forth above.

LATTICE STRATEGIES TRUST	LATTICE STRATEGIES LLC

/s/ Thomas R. Phillips	/s/ Gregory A. Frost

By: Thomas R. Phillips	By: Gregory A. Frost

Title: Secretary and Vice President	Title: Chief Financial Officer

AMENDED AND RESTATED SCHEDULE A

This Amended and Restated Schedule A to that certain Investment Advisory Agreement by and between Lattice Strategies Trust and Lattice Strategies LLC dated July 29, 2016, is effective as of September 11, 2019.

Name of Fund	Fee Rate
Hartford Multifactor Developed Markets (ex-US) ETF	0.29%
Hartford Multifactor Emerging Markets ETF	0.44%
Hartford Multifactor Global Small Cap ETF	0.39%
Hartford Multifactor REIT ETF	0.45%
Hartford Multifactor Low Volatility International Equity ETF	0.29%
Hartford Multifactor Low Volatility US Equity ETF	0.19%
Hartford Multifactor US Equity ETF	0.19%